PricewaterhouseCoopers, LLP 100 East Wisconsin Avenue, Suite 1800 Milwaukee, WI 53202 Telephone (414) 212-1600 Facsmilie (414) 212-1880

August 28, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read the statements made by AIP Alternative Strategies Funds (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of AIP Alternative Strategies Funds for the period ended June 30, 2007.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP

AIP Alternative Strategies Funds
(the “Funds”)
Registration # 811-21079
Form N-SAR
Semi-Annual Period Ended June 30, 2007

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

On May 22, 2007, with the approval of the audit committee, PricewaterhouseCoopers LLP was dismissed as the independent registered public accounting firm for the Funds.

The reports of PricewaterhouseCoopers LLP on the Funds' financial statements for the two most recent fiscal years ended July 31, 2006 and 2005 and for the most recent fiscal period ended December 31, 2006 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Funds' two most recent fiscal years ended July 31, 2006 and 2005 and for the most recent fiscal period ended December 31, 2006 and through May 22, 2007 there were no  disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds' financial statements.

The Funds have requested PricewaterhouseCoopers LLP to furnish a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated August 28, 2007, is filed as an Exhibit to this Form N-SAR.

On May 22, 2007, the audit committee of the Funds met and engaged KPMG LLP (“KPMG”) to serve as the Funds' independent registered public accounting firm for the fiscal year ending December 31, 2007. Prior to the engagement of KPMG and during the Funds' most recent fiscal years ended July 31, 2006 and 2005, for the fiscal period ended December 31, 2006, and through May 22, 2007 neither the Funds nor anyone on its behalf consulted with KPMG on items that (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.